Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Verastem, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and 457(h)(1)	3,200,000	$4.26 (2)	$13,632,000	0.00014760	$2,012.08
Total Offering Amounts					$13,632,000		-
Total Fee Offsets (3)							-
Net Fee Due							$2,012.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), as may be issued under the Registrant’s Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq Capital Market on May 28, 2024 to be $4.26 and $13,632,000, respectively.

(3)	The Registrant does not have any fee off-sets.